Exhibit 1.2
EXCHANGE AGREEMENT
This EXCHANGE AGREEMENT is dated as of November 7, 2013 (this “Agreement”), among VALERO ENERGY CORPORATION, a Delaware corporation (“Valero”), CITICORP NORTH AMERICA, INC. (the “Investment Entity”) and, solely with respect to Sections 4(b) and 6 through 16 hereof, CST BRANDS, INC., a Delaware corporation and a former wholly owned subsidiary of Valero (“CST Brands”).
WHEREAS, pursuant to a Transaction Agreement, dated October 24, 2013 (the “Transaction Agreement”), the Investment Entity made a loan to Valero and thereby acquired the amount of debt obligations of Valero set forth on Schedule I hereto opposite the term “Total Valero Obligations” (the “Valero Obligations”) and as of the date hereof continues to hold the Valero Obligations;
WHEREAS, Valero desires to transfer certain shares of common stock, par value $0.01 per share, of CST Brands (“Common Stock”) to the Investment Entity in exchange for the cancellation of certain Valero Obligations;
WHEREAS, the Investment Entity desires to cancel certain Valero Obligations held by it to Valero in exchange for shares of Common Stock; and
WHEREAS, immediately following the execution of this Agreement, Citigroup Global Markets Inc., in its capacity as representative of the several underwriters (collectively, the “Underwriters”), the Investment Entity, CST Brands and Valero intend to enter into an underwriting agreement substantially in the form attached hereto as Exhibit A (the “Underwriting Agreement”) in connection with the public offering of Common Stock.
NOW, THEREFORE, in consideration of the representations, warranties and agreements contained in this Agreement, the parties agree as follows:
1.      Definitions. For purposes of this Agreement:
“Business Day” shall mean any day other than a day on which banks are permitted or required to be closed in New York City.
Capitalized terms used but not defined herein shall have the meanings set forth in the Underwriting Agreement.
2.    The First Exchange and the Optional Exchange(s).
(a) Subject to the terms and conditions and in reliance upon the representations and warranties in this Agreement, at or before the First Exchange Closing, (i) Valero shall transfer to the Investment Entity the number of shares of Common Stock set forth on Schedule I hereto opposite the term “Firm Shares” (the “Firm Shares”) and make a cash payment to the Investment Entity in the amount of accrued and unpaid interest on the Firm Valero Obligations (as defined below), and the Investment Entity shall accept such Firm Shares and cash payment as payment for and satisfaction and discharge in full of all principal, interest and other amounts owing in respect of the Firm Valero Obligations, and, in exchange (ii) the Investment Entity shall cancel the principal amount of Valero Obligations set forth on Schedule I hereto opposite the term “Firm Valero Obligations” (the “Firm Valero Obligations”) and shall attach an updated schedule to the CNAI Note (as defined in the Transaction Agreement) evidencing such cancellation of the Firm Valero Obligations and shall deliver to Valero a copy of such updated schedule (the transactions described in clauses (i) and (ii), collectively, the “First Exchange”).
(b)The closing of the First Exchange (the “First Exchange Closing”) shall occur at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, immediately prior to 9:00 a.m., New York City time, on the “Closing Date” as defined in and pursuant to the Underwriting Agreement (or at such other place or time as may be agreed upon by Valero and the Investment Entity) (the “First Exchange Closing Date”).
(c)In addition, Valero agrees, at the option of the Investment Entity, to exchange up to the total number of shares of Common Stock set forth on Schedule I hereto opposite the term “Optional Shares” (collectively, the “Optional Shares,” and, together with the Firm Shares, the “Shares”) in accordance with this paragraph (c) and paragraph (d) below. Upon written notice (an “Exercise Notice”) from the Investment Entity given to Valero from time to time on or before the thirtieth day following the date hereof, each of which notices shall state the number of Optional Shares to be exchanged by the Investment Entity (which may be all or less than all of the Optional Shares), subject to the terms and conditions and in reliance upon the representations and warranties in this Agreement at or before each Optional Closing Date (as defined below) (i) Valero shall transfer to the Investment Entity the number of Optional Shares set forth in the Exercise Notice and make a cash payment to the Investment Entity in the amount of accrued and unpaid interest on the applicable portion of the Optional Valero Obligations (as defined below), and the Investment Entity shall accept such Optional Shares and cash as payment for and satisfaction and discharge in full of all principal, interest and other amounts owing in respect of the applicable portion of Optional Valero Obligations, determined as set forth in clause (ii) below, and, in exchange, (ii) the Investment Entity shall cancel a principal amount of Optional Valero Obligations (rounded down to the nearest $1,000) equal to (x) the number of Optional Shares to be exchanged by the Investment Entity as specified in the Exercise Notice multiplied by (y) the dollar value set forth on Schedule I hereto opposite the term “Exchange Ratio” (the amount of such product, an “Optional Exchange Amount”) (the transactions described in clauses (i) and (ii), collectively, an “Optional Exchange”) and shall attach an updated schedule to the CNAI Note evidencing such cancellation of the applicable Optional Valero Obligations and shall deliver to Valero a copy of such updated schedule. Notwithstanding the foregoing, the aggregate number of shares of Common Stock to be included in all Optional Exchanges shall in no event exceed the total number of Optional Shares and the aggregate principal amount of Optional Valero Obligations to be exchanged in all Optional Exchanges shall in no event exceed the total amount of Valero Obligations set forth on Schedule I hereto opposite the term “Optional Valero Obligations” (the “Optional Valero Obligations”).
(d)Each time for the exchange of Optional Shares for Optional Valero Obligations as contemplated by paragraph (c) above, herein referred to as an “Optional Closing Date,” which may be the First Exchange Closing Date (the First Exchange Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be the third full Business Day after an Exercise Notice is given (or such other time as may be agreed upon by Valero and the Investment Entity). The closing of an Optional Exchange is herein referred to as an “Optional Exchange Closing.”
3.     Assignment of Rights by Valero.
(a)    Effective as of the First Exchange Closing, in exchange for the cancellation of the Firm Valero Obligations, Valero hereby assigns to the Investment Entity all its rights arising out of or in respect of the Firm Shares, and the Investment Entity hereby consents to such assignment and assumes Valero’s rights arising out of or in respect of the Firm Shares.
(b)    Effective as of any Optional Exchange Closing, in exchange for the cancellation of the applicable Optional Valero Obligations, Valero hereby assigns to the Investment Entity all its rights arising out of or in respect of the Optional Shares (to the extent such shares are to be exchanged in such Optional Exchange), and the Investment Entity hereby consents to such assignment and assumes Valero’s rights arising out of or in respect of such Optional Shares to be exchanged in such Optional Exchange.
(4)    Representations and Warranties.
(a) Valero hereby represents and warrants to the Investment Entity that:
(i)    Valero has the corporate power and authority to enter into this Agreement and the Underwriting Agreement;
(ii)    no consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by Valero of the transactions contemplated herein or by the Underwriting Agreement, except (A) such as may have been obtained under the Act and such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Shares by the Underwriters, (B) such other approvals as have been obtained and (C) such consents, approvals, authorizations or orders, as to which the failure to obtain would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the performance by Valero of its obligations hereunder or thereunder;

(iii)    the consummation of any of the transactions contemplated by this Agreement and by the Underwriting Agreement by Valero or the fulfillment of the terms hereof and thereof by Valero will not conflict with, result in a breach or violation of, or constitute a default under (A) the charter or by-laws of Valero, (B) the terms of any indenture or other agreement or instrument evidencing indebtedness to which Valero or any of its subsidiaries is a party or bound, or (C) any applicable law or any judgment, order or decree applicable to Valero or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over Valero or any of its subsidiaries, except with respect to clauses (B) and (C) where such breaches, violations or defaults, individually or in the aggregate, would not have, or reasonably be expected to have, a material adverse effect on the performance by Valero of its obligations hereunder or thereunder;
(iv)    each of this Agreement and the Underwriting Agreement has been duly authorized by all necessary corporate action of Valero, and when this Agreement has been executed and delivered by Valero and, assuming due authorization, execution and delivery by each of the other parties thereto, it will constitute a valid and legally binding agreement of Valero enforceable against Valero in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether such enforceability is considered in a proceeding in equity or at law) and as limited by the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy (the “Enforceability Exceptions”);
(v)    Valero and each subsidiary of Valero which is a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X (i) has been duly incorporated or formed, is validly existing, and is in good standing under the laws of the jurisdiction in which it is incorporated or formed, (ii) has the corporate, limited liability company, limited partnership or partnership power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as now owned or leased and conducted, and (iii) is duly qualified to do business and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have, or reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), results of operations, business or properties (a “Material Adverse Effect”) of Valero and its subsidiaries, taken as a whole;
(vi)    Valero is the record and beneficial owner of the Shares to be delivered by it hereunder free and clear of all liens, encumbrances, equities and claims, and has full corporate power and authority to exchange the Shares, and, assuming that the Investment Entity acquires its interest in the Shares delivered by Valero as provided herein, and that such Shares are credited to the securities account or accounts of the Investment Entity maintained with The Depository Trust Company or such other securities intermediary without notice of any adverse claim (within the meaning of Section 8-105 of the New York Uniform Commercial Code (“UCC”)), the Investment Entity will have acquired a security entitlement (within the meaning of Section 8-102(a)(17) of the UCC) to such Shares delivered by Valero, and no action based on an adverse claim (within the meaning of Section 8-105 of the UCC) may be asserted against the Investment Entity with respect to such Shares;
(vii)    Valero has made its own independent inquiry as to the legal, tax and accounting aspects of the transactions contemplated by this Agreement and the Underwriting Agreement, and Valero has not relied on the Investment Entity or the Investment Entity’s legal counsel or other advisors for legal, tax or accounting advice in connection with the transactions contemplated by this Agreement and the Underwriting Agreement; and
(viii)    Valero has no reason to believe the entry into the Exchange Agreement or the consummation of the transactions contemplated by the Exchange Agreement will cause the private letter ruling (as described in the Registration Statement) to cease to be in full force and effect.
(b)    CST Brands hereby represents and warrants to the Investment Entity that:

(i)    CST Brands has the corporate power and authority to enter into this Agreement and the Underwriting Agreement;
(ii)    no consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by CST Brands of the transactions contemplated herein or by the Underwriting Agreement, except (A) such as may have been obtained under the Act and such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Shares by the Underwriters, (B) such other approvals as have been obtained and (C) such consents, approvals, authorizations or orders, as to which the failure to obtain would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the performance by CST Brands of its obligations hereunder or thereunder;
(iii)    each of this Agreement and the Underwriting Agreement has been duly authorized by all necessary corporate action of CST Brands, and when this Agreement has been executed and delivered by CST Brands and, assuming due authorization, execution and delivery by each of the other parties thereto, it will constitute a valid and legally binding agreement of CST Brands enforceable against CST Brands in accordance with its terms, except as enforceability may be limited by applicable Enforceability Exceptions;
(iv)    CST Brands and each subsidiary of CST Brands which is a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X (i) has been duly incorporated or formed, is validly existing, and is in good standing under the laws of the jurisdiction in which it is incorporated or formed, (ii) has the corporate, limited liability company, limited partnership or partnership power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as now owned or leased and conducted, and (iii) is duly qualified to do business and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have, or reasonably be expected to have, a Material Adverse Effect on CST Brands and its subsidiaries, taken as a whole;
(v)    (A) the Shares have been duly and validly authorized and issued and are fully paid and non-assessable and (B) the Shares have been approved for listing on the New York Stock Exchange; and
(vi)    CST Brands has no reason to believe the entry into the Exchange Agreement or the consummation of the transactions contemplated by the Exchange Agreement will cause the private letter ruling (as described in the Registration Statement) to cease to be in full force and effect.
(c)    The Investment Entity hereby represents and warrants to Valero and CST Brands that:
(i)    the Investment Entity has the full right, power and authority to enter into this Agreement and the Underwriting Agreement;
(ii)    no consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by the Investment Entity of the transactions contemplated herein or by the Underwriting Agreement, except (A) such as may have been obtained under the Act and such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Shares by the Underwriters, (B) such other approvals as have been obtained and (C) such consents, approvals, authorizations or orders, as to which the failure to obtain would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the performance by the Investment Entity of its obligations hereunder or thereunder;
(iii)    the consummation of any of the transactions contemplated by this Agreement and by the Underwriting Agreement by the Investment Entity or the fulfillment of the terms hereof and thereof by the Investment Entity will not conflict with, result in a breach or violation of, or constitute a default under (A) the charter or by-laws of the Investment Entity, (B) the terms of any indenture or other agreement or instrument evidencing indebtedness to which the Investment Entity or any of its subsidiaries is a party or bound, or (C) any applicable law or any judgment, order or decree applicable to the Investment Entity or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Investment Entity or any of its subsidiaries, except with respect to clauses (B) and (C) where such breaches, violations or defaults, individually or in the aggregate, would not have, or reasonably be expected to have, a material adverse effect on the performance by the Investment Entity of its obligations hereunder or thereunder;
(iv)    the Investment Entity has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is chartered or organized with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business, and to exchange the Shares for Valero Obligations and sell the Shares in the public offering contemplated by the Registration Statement, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification;
(v)    the Investment Entity is in compliance with all laws, regulations and orders of any governmental authority applicable to its performance of its obligations hereunder, except where the failure to do so, individually or in the aggregate, would not have, or reasonably be expected to have, a Material Adverse Effect on the Investment Entity and its subsidiaries, taken as a whole;
(vi)    this Agreement has been duly authorized by all necessary corporate action of the Investment Entity; this Agreement has been duly executed and delivered by the Investment Entity, and, assuming the valid authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Investment Entity enforceable in accordance with its terms, subject to the Enforceability Exceptions;
(vii)     the Investment Entity is a “qualified institutional buyer” as defined in Rule 144A under the Act with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Shares; the Investment Entity is not acquiring the Shares with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Act; the Investment Entity has not engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) and will not engage in any directed selling efforts within the meaning of Rule 902 under the Act with respect to the Shares;
(viii)    the Investment Entity has made its own independent inquiry as to the legal, tax and accounting aspects of the transactions contemplated by this Agreement and the Underwriting Agreement, and the Investment Entity has not relied on Valero or Valero’s legal counsel or Valero’s other advisors for legal, tax or accounting advice in connection with the transactions contemplated by this Agreement or the Underwriting Agreement;
(ix)    the Investment Entity made the loan to Valero whereby it acquired the Valero Obligations as principal for its own account on October 24, 2013, and has held the Valero Obligations as principal for its own account since such date;
(x)    the Investment Entity has treated itself as the owner of the Valero Obligations for U.S. federal income tax purposes, in each case at all times since that date; and
(xi)    other than this Agreement, the Transaction Agreement and the CNAI Note, the Investment Entity has not entered into any agreements or other arrangements with respect to the Valero Obligations with Valero, CST Brands or any of their affiliates.
5.    Covenant of the Investment Entity.
(a)    The Investment Entity hereby covenants to Valero that all of the Valero Obligations owned by the Investment Entity shall at all times continue to be owned by the Investment Entity as principal for its own account until the time at which the Valero Obligations are exchanged pursuant hereto; and
(b)    such Investment Entity shall treat itself as the owner of all Valero Obligations owned by it for U.S. federal income tax purposes at all times until the date such Valero Obligations are exchanged pursuant hereto.

(c)    in the event that (i) this Agreement is terminated pursuant to the terms hereof and (ii) Valero transferred to the Investment Entity any Shares prior to such termination, the Investment Entity shall promptly return such Shares to Valero; provided that the Investment Entity shall not be obligated to return any Shares that had been validly exchanged for the cancellation of the Firm Valero Obligations or Optional Valero Obligations, as applicable, pursuant to the terms of Section 2 hereof.
6.    Conditions.
(a)     The obligations of the Investment Entity to cancel the Valero Obligations in exchange for the Shares at the First Exchange Closing and any Optional Closing shall be subject to the satisfaction (or waiver) of the following conditions:
(i)    Valero shall have furnished to the Investment Entity an opinion of Baker Botts L.L.P., special counsel to Valero, dated the applicable Closing Date in the form of Exhibit B hereto and of Jay D. Browning, General Counsel of Valero, dated the applicable Closing Date in the form of Exhibit C hereto;
(ii)    the private letter ruling (as described in the Registration Statement) shall remain in full force and effect and shall not have been revoked in whole or in part as of the applicable Closing Date;
(iii)    no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other legal restraint or prohibition shall be in effect preventing the transactions contemplated to occur at the First Exchange Closing or the Optional Exchange Closing, as applicable;
(iv)     (A) the representations and warranties of Valero in this Agreement shall be true and correct in all respects on and as of the applicable Closing Date, with the same effect as if made on the applicable Closing Date, (B) Valero shall have complied with all the covenants and satisfied all the conditions on its part to be performed or satisfied pursuant to this Agreement at or prior to the applicable Closing Date and (C) Valero shall have furnished to the Investment Entity a certificate of Valero in a form reasonably satisfactory to the Investment Entity, signed by an authorized officer of Valero, in his or her capacity as an officer of Valero and not in his or her individual capacity, and dated the applicable Closing Date, to the effect set forth in clauses (A) and (B) above;
(v)     (A) the representations and warranties of CST Brands in this Agreement shall be true and correct in all respects on and as of the applicable Closing Date, with the same effect as if made on the applicable Closing Date, (B) CST Brands shall have complied with all the covenants and satisfied all the conditions on its part to be performed or satisfied pursuant to this Agreement at or prior to the applicable Closing Date and (C) CST Brands shall have furnished to the Investment Entity a certificate of CST Brands in a form reasonably satisfactory to the Investment Entity, signed by the chief executive officer and chief financial officer of CST Brands, dated the applicable Closing Date, to the effect set forth in clause (A) and (B) above;
(vi)    the Underwriting Agreement has been duly executed and delivered and shall remain in full force and effect and the conditions to the obligations of the Underwriters to purchase and pay for the applicable Shares as set forth in the first paragraph of Section 6 (with respect to Valero and CST Brands only) and Section 6(a), (b), (e), (g), (j), (k) (with respect to Valero and CST Brands only), (m) and (o) of the Underwriting Agreement shall have been satisfied or waived (other than those conditions that by their nature cannot be satisfied prior to the applicable closing pursuant to the Underwriting Agreement); and
(vii)    Valero shall have furnished to the Investment Entity a properly completed and executed (i) United States Treasury Department Form W-9 (or other applicable form or statement specified by the Treasury Department regulations in lieu thereof) and (ii) certification of non-foreign status substantially in the form set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv).

In the event that any of the conditions set forth in this clause (a) shall not have been fulfilled (or waived by the Investment Entity) on the First Exchange Closing Date, this Agreement may be terminated by the Investment Entity by delivering a written notice of termination to Valero and CST Brands. The parties acknowledge and agree that any of their respective rights and/or obligations under the Underwriting Agreement shall not be affected by any such termination of this Agreement.
(b)    The obligations of Valero to exchange Shares for cancellation of the Valero Obligations at the First Exchange Closing and any Optional Closing shall be subject to the satisfaction (or waiver) of the following conditions:
(i)    The Investment Entity shall have furnished to Valero an opinion of Davis Polk & Wardwell LLP, counsel to the Investment Entity, dated the applicable Closing Date in the form of Exhibit D hereto;
(ii)    (A) the representations and warranties of the Investment Entity in this Agreement shall be true and correct in all respects on and as of the applicable Closing Date, with the same effect as if made on the applicable Closing Date, (B) the Investment Entity shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the applicable Closing Date and (C) the Investment Entity shall have furnished to Valero a certificate of the Investment Entity in a form reasonably satisfactory to Valero, signed by an authorized officer and dated the applicable Closing Date, to the effect set forth in clauses (A) and (B) above;
(iii)    the private letter ruling (as described in the Registration Statement) shall remain in full force and effect and shall not have been revoked in whole or in part as of the applicable Closing Date;
(iv)    no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other legal restraint or prohibition shall be in effect preventing the transactions contemplated to occur at the First Exchange Closing or the Optional Exchange Closing, as applicable;
(v)    the Investment Entity shall have delivered to Valero IRS Form W-9 (or other applicable form or statement specified by the Treasury Department regulation in lieu thereof; and
(vi)    the Underwriting Agreement shall have been duly executed and delivered and shall remain in full force and effect and the conditions to the obligations of the Underwriters to purchase and pay for the applicable Shares as set forth in the first paragraph of Section 6 (with respect to the Investment Entity only) and Section 6(c)(d), (f), (i), (k) (with respect to the Investment Entity only) and (l)-(n) of the Underwriting Agreement shall have been satisfied or waived (other than those conditions that by their nature cannot be satisfied prior to the applicable closing pursuant to the Underwriting Agreement).
In the event that any of the conditions set forth in this clause (b) shall not have been fulfilled (or waived by Valero) on the First Exchange Closing Date, this Agreement may be terminated by Valero by delivering a written notice of termination to the Investment Entity and CST Brands. No representation, warranty or covenant made by the Investment Entity in this Agreement shall give rise to any claim in respect of tax liabilities. The parties acknowledge and agree that any of their respective rights and/or obligations under the Underwriting Agreement shall not be affected by any such termination of this Agreement.
7.    Termination of Agreement. This Agreement will be terminated if: (a) the Underwriting Agreement, substantially in the form attached hereto as Exhibit A, is not executed and delivered by the parties thereto by November 7, 2013 or (b) after the execution and delivery of the Underwriting Agreement, the Underwriting Agreement is terminated in accordance with Section 10 thereof or by mutual written agreement of the parties thereto prior to the First Exchange Closing Date or, in the case of the Optional Shares, prior to the Optional Closing Date.

8.    Relationship of Parties. The loan to Valero by the Investment Entity pursuant to which the Investment Entity acquired the Valero Obligations, all exchanges of Valero Obligations for Shares by the Investment Entity pursuant to this Agreement, all transactions described in the Underwriting Agreement and all other acts or omissions of the Investment Entity in connection with this Agreement, are for the Investment Entity’s own account and not for the account of Valero. No principal-agent relationship is, nor is intended to be, created between Valero and the Investment Entity by any of the provisions of this Agreement. Each of Valero and CST Brands acknowledges and agrees that the Investment Entity is acting solely in the capacity of an arm’s length contractual counterparty to Valero and CST Brands with respect to the transactions contemplated hereby (including in connection with determining the terms of the offering under the Underwriting Agreement) and not as a financial advisor or fiduciary to, or an agent of, Valero, CST Brands or any other person.
9.    Public Announcements. No public release, announcement or other public disclosure concerning the First Exchange or any Optional Exchange shall be issued by Valero, CST Brands or the Investment Entity without the prior written consent of the other parties (which shall not be unreasonably withheld or delayed), except if limited solely to any information set forth in the CST Brand’s Registration Statement on Form S-1 as amended from time to time, any such release or announcement required by applicable law or the rules or regulations of any U.S. securities exchange (including any Exchange Act filing deemed required by Valero or CST Brands to be so required), in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on each release or announcement in advance of such issuance and shall consider and address in good faith the views and comments made by such other party regarding any such release, announcement or other public disclosure.
10.    Survival of Provisions. The respective agreements, representations, warranties and other written statements of Valero or its officers, the Investment Entity or its officers and CST Brands or its officers, in each case set forth in or made pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation made by or on behalf of the Investment Entity, Valero or CST Brands, and shall survive the First Exchange Closing and any Optional Closing.
11.    Notices. All communications hereunder shall be in writing and addressed to the applicable party at its address set forth below or to such other address as such party may specify in writing:
(a)    if to the Investment Entity, to it at:
Citicorp North America, Inc.
1615 Brett Road, Building III
New Castle, DE 19720
Attention: Bilateral Team
Facsimile No.: (212) 994-0847

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Richard Truesdell, Jr., Esq.
Facsimile No.: (212) 701-5674

(b)    if to Valero, to it at:
Valero Energy Corporation
One Valero Way
San Antonio, TX 78249
Attention: Michael S. Ciskowski, Executive Vice President and
Chief Financial Officer
Facsimile No.: (210) 345-2498
E-mail: mike.ciskowski@valero.com

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
910 Louisiana St.
Houston, TX 77002
Attention:    Gerald M. Spedale
Facsimile No.: (713) 229-7734
(c)    if to CST Brands, to it at:

CST Brands, Inc.
One Valero Way, Building D, Suite 200
San Antonio, TX 78249
Attention: Clay Killinger, Chief Financial Officer
Facsimile No.: (210) 692-5409

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
910 Louisiana St.
Houston, TX 77002
Attention: Gerald M. Spedale
Facsimile No.: (713) 229-7734
All communications hereunder shall be effective upon receipt and any such communication shall be deemed received (i) in the case of delivery by U.S. mail, on the date that such communication shall have been delivered to the recipient thereof, (ii) in the case of delivery by receipted delivery service, on the date and at the time that such communication shall have been delivered to the recipient thereof, as evidenced by the delivery service receipt therefor or (iii) in the case of delivery by a facsimile transmission, on the date and at the time that such communication shall have been delivered to the recipient thereof and confirmed by any standard form of telecommunications.
(12)    Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and no other person shall have any right or obligation hereunder.
(13)    Fees and Expenses. Each party hereto shall pay all of its own costs and expenses (including the fees of its own counsel) incurred in connection with this Agreement and the transactions contemplated hereby.
(14)    Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.
(15)    Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.
(16)    Counterparts; Third-Party Beneficiaries. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. Copies of executed counterparts transmitted by facsimile or electronic transmission (including by pdf or other electronic file)

shall be considered original executed counterparts for purposes of this Section 16; provided that receipt of copies of such counterparts is confirmed. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

VALERO ENERGY CORPORATION
By:    /s/ Michael S. Ciskowski
Name:    Michael S. Ciskowski
Title:    Executive Vice President and Chief Financial
Officer

CITICORP NORTH AMERICA, INC.
By:    /s/ Todd J. Mogil
Name:    Todd J. Mogil
Title:    Vice President

As to Sections 4(b) and 6 through 16 only:

CST BRANDS, INC.
By:    /s/ Cynthia P. Hill
Name:    Cynthia P. Hill
Title:    General Counsel and Corporate Secretary

Schedule I

Total Valero Obligations	$525,000,000
Firm Shares	13,112,564
Firm Valero Obligations	$406,489,484
Optional Shares	1,966,884
Optional Valero Obligations	$60,973,404
Exchange Ratio[1]	$31.00

1 Optional Valero Obligations per Optional Share

Schedule I